Exhibit 5.1

windelsmarx.com

January 20, 2021

Hanover Bancorp, Inc.

80 E. Jericho Turnpike

Mineola, NY 11501

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Hanover Bancorp, Inc., a New York corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers the offering by the Company of an aggregate of 1,300,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued in connection with the proposed merger of Savoy Bank, a New York state chartered bank (“Savoy”), with and into Hanover Community Bank, a New York state chartered bank (the “Bank”), with the Bank continuing as the surviving entity (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of August 27, 2020 (as such agreement may be amended from time to time, the “Agreement and Plan of Merger”), by and between the Company, Bank and Savoy.

We have reviewed such corporate records and documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on the representations and warranties set forth in the Agreement and Plan of Merger and certificates of officers of the Company. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

The opinion expressed below is limited to the New York Business Corporation Law.

Based on the foregoing, we are of the opinion that (i) upon receipt of approval of the Company’s board of directors in accordance with the Agreement and Plan of Merger, as described in the Registration Statement, the Shares described above will be duly authorized and (ii) upon issuance and delivery upon consummation of the Merger in accordance with the Agreement and Plan of Merger, as described in the Registration Statement, the Shares described above will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this letter as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Windels Marx Lane & Mittendorf, LLP
WINDELS MARX LANE & MITTENDORF, LLP